Exhibit 4.2

RADIAN GROUP INC.

2026 EQUITY COMPENSATION PLAN (THE “2026 EQUITY PLAN”)

RADIAN GROUP INC EMPLOYEE STOCK PURCHASE PLAN (THE “ESPP”)

SUB-PLAN FOR U.K. EMPLOYEES (THE “SUB-PLAN”)

This Sub-Plan is a sub-plan of each of the 2026 Equity Plan and the ESPP (each referred to herein as a “Plan”) and has been created and approved in accordance with the provisions of Section 19 of the 2026 Equity Plan and Section 14 of the ESPP, respectively. Terms defined in the applicable Plan shall have the same meanings in this Sub-Plan unless otherwise defined in this Sub-Plan.

SECTION 1 Definitions. As used in this Sub-Plan and/or any Grant Letter under this Sub-Plan, the following terms shall have the meanings set forth below.

(a) “Employer” means, in relation to the Grantee, Radian and/or any relevant employer that is a “secondary contributor” in respect of Employer’s NICs.

(b) “Employer’s NICs” means the amount of secondary Class 1 national insurance contributions payable in respect of any Grant or any award of Common Stock in connection therewith.

(c) “FPO” means the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 of the United Kingdom (as may be amended from time to time).

(d) “FSMA” means the Financial Services and Markets Act 2000 of the United Kingdom (as may be amended from time to time).

(e) “Grant” means, as applicable, an award of incentives under the 2026 Equity Plan with respect to the 2026 Equity Plan or an option to purchase the shares of Radian’s Common Stock under the ESPP with respect to the ESPP.

(f) “Group” has the meaning given to that term under FSMA.

(g) “U.K. Employee” means an employee or former employee of Radian or of any Subsidiary (provided that such Subsidiary is a member of Radian’s Group) who is resident in, or is primarily employed in, the United Kingdom.

SECTION 2 Purpose.

(a) The purpose of this Sub-Plan is primarily to establish a sub-plan under the auspices of each Plan that will apply to Grants to be made to U.K. Employees. As a result:

(i) All Grants to U.K. Employees shall be made under this Sub-Plan;

(ii) No Grants shall be made under this Sub-Plan to any person other than a U.K. Employee, and this Sub-Plan shall not apply to any Grants made under each Plan to any such other person; and

(iii) Section 5 of the 2026 Equity Plan and Section 3 of the ESPP, respectively, shall be deemed amended accordingly insofar as it applies to this Sub-Plan.

(b) The provisions of the Sub-Plan vary from those applicable under each Plan so as to:

(i) enable the Sub-Plan (and any Grants made or proposed to be made under the Sub-Plan, and communications concerning those Grants) to take advantage of certain exemptions available in the United Kingdom from certain prohibitions and restrictions which might otherwise apply to such grants and communications in the United Kingdom under the regulatory regime established under FSMA; and

(ii) take account of United Kingdom tax treatment of the Grants.

(c) No Grant shall be granted under this Sub-Plan unless such Grant relates to a type of investment set out or referred to in Article 60(1) of the FPO. Section 2 of the 2026 Equity Plan and Section 7 of the ESPP, respectively, shall be deemed amended or supplemented accordingly insofar as it applies to this Sub-Plan.

SECTION 3 Interaction with the Plan.

(a) This Sub-Plan should be read in conjunction with the applicable Plan and is subject to the terms and conditions of such Plan except to the extent that the terms and conditions of the applicable Plan differ from or conflict with the terms set out in this Sub-Plan, in which event, the terms set out in this Sub-Plan shall prevail.

(b) Subject to the other provisions of this Sub-Plan, the provisions of the applicable Plan will apply to this Sub-Plan as if references therein to the applicable Plan were references to this Sub-Plan.

SECTION 4 Taxes

(a) Section 16(a) of the 2026 Equity Plan shall not apply to this Sub-Plan.

(b) All Grants under this Sub-Plan shall be subject to applicable United Kingdom taxes and national insurance contributions (and any other charges of a similar nature). As a condition to the issuance, vesting, exercise or settlement of any Grant, the Grantee shall be required to pay to Radian or any relevant Subsidiary that employs the Grantee, or make other arrangements satisfactory to Radian or the relevant Subsidiary to provide for the payment of, any national, federal, state or local taxes, social security contributions, national insurance contributions and/or other charges of a similar nature (“Employment Taxes”) that Radian or the relevant Subsidiary is required to withhold, or in respect of which Radian or the relevant Subsidiary is required to account to any tax authority including HM Revenue & Customs (“HMRC”), with respect to any income or capital gains arising or deemed to arise to the Grantee in connection with any Grant (including for the avoidance of doubt in connection with the vesting, holding or disposal of any Common Stock received pursuant to any Grant). The Committee, in its discretion, may permit the satisfaction of such Employment Taxes by having Common Stock withheld from delivery with respect to any Grant up to a value that does not exceed the relevant required amount of Employment Taxes; provided that if the liability for such Employment Taxes is satisfied by withholding Common Stock to be delivered upon settlement of any Grant, for tax purposes, the Grantee is deemed to have been issued the full number of shares of Common Stock subject to such Grant, notwithstanding that a number of shares of Common Stock are withheld for the purposes of paying Employment Taxes. Radian or the relevant Subsidiary is authorised to withhold from any Grant made, any payment relating to a Grant under this Sub-Plan, including from a distribution of Common Stock, or any payroll or other payment to a Grantee, the amount of required Employment Taxes due or potentially payable in connection with any transaction involving a Grant under this Sub-Plan to the maximum extent permitted by applicable law and regulation (as amended from time to time). To the extent any amount is withheld by Radian in accordance with this section, such amount shall either be remitted to the relevant Subsidiary on behalf of the Grantee, or deemed to have been so remitted where the amount is paid to a relevant tax authority on behalf of such relevant Subsidiary.

(c) The Grantee may be required as a condition precedent to acquiring any Common Stock or exercising any Stock Option or SAR to enter into a joint election under Section 431(1) of the United Kingdom Income Tax (Earnings and Pensions) Act 2003 for the full disapplication of Chapter 2 of Part 7 of that Act.

(d) In accepting any Grant, the Grantee shall, if so required by Radian and to the extent lawful:

(i) agree with and undertake to the Employer that the Employer may recover from the Grantee the whole or part of any Employer’s NICs; and

(ii) enter into any election or agreement (including, without limitation, a joint election of the type referred to in paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992) for the whole or part of any liability for Employer’s NICs to be transferred to the Grantee.

SECTION 5 Transferability of Options and SARs. Section 10(b) of the 2026 Equity Plan (and any references thereto) shall not apply to this Sub-Plan (or any Grants made under this Sub-Plan).

SECTION 6 General.

(a) The Sub-Plan, and any Grants granted hereunder, shall be governed, construed and administered in accordance with the laws of the State of Delaware, without reference to its conflict of laws provisions.

(b) All Grants are subject to applicable law and regulation (as amended from time to time). For Grantees identified as Material Risk Takers under Solvency UK (or Solvency II, if applicable) regulations, all Grants made under this Sub-Plan will be subject to specific risk-alignment mechanisms, including applicable performance-based vesting conditions and malus/clawback provisions consistent with Article 275 of the Solvency II Regulation and the Prudential Regulatory Authority’s Supervisory Statement SS10/16 (as amended from time to time).

(c) The terms and conditions provided in this Sub-Plan are severable and if (despite the provisions of Section 6(a) of this Sub-Plan) any one or more provisions (or the effect of any such provision) are determined to be illegal or otherwise unenforceable under any applicable law, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.